Pricing Supplement No. 2026-USNCH34231 to Product Supplement No. EA-02-12 dated February 25, 2026,
Prospectus Supplement and Prospectus each dated February 25, 2026
Filed Pursuant to Rule 424(b)(2)
Registration Statement Nos. 333-293732 and 333-293732-02
Dated September 28, 2026

Citigroup Global Markets Holdings Inc. $2,000,000 Capped GEARS

Linked to an Equally Weighted Basket of Three Equity Securities Due December 1, 2027

All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Capped GEARS offered by this pricing supplement (the “securities”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), with a return at maturity linked to the performance of an equally weighted basket (the “basket”) consisting of the common stock of The Goldman Sachs Group, Inc., the common stock of JPMorgan Chase & Co. and the common stock of Morgan Stanley (each, a “basket component”).  If the basket return is zero or positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the basket return multiplied by the upside gearing of 3.00, but no more than the maximum gain of 30.00%. If the basket return is negative, you will be fully exposed to the negative basket return and the issuer will pay you less than the stated principal amount at maturity, resulting in a loss on the stated principal amount to investors that is proportionate to the percentage decline in the level of the basket. In this case, you will have full downside exposure to the basket from the initial basket level to the final basket level, and could lose all of your initial investment.  Investing in the securities involves significant risks. You may lose some or all of your initial investment. The securities do not pay interest. You will not receive dividends or other distributions paid on any of the basket components. Any payment on the securities, including any repayment of the stated principal amount provided at maturity, is subject to the creditworthiness of the issuer and the guarantor.  If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Features	Key Dates

❑	Enhanced Growth Potential Subject to the Maximum Gain — If the basket return is zero or positive, the issuer will repay the stated principal amount of the securities at maturity and pay a return equal to the basket return multiplied by the upside gearing, but no more than the maximum gain. The upside gearing feature will provide leveraged exposure to a limited range of positive performance of the basket.
❑	Full Downside Exposure at Maturity — If the basket return is negative, your investment will be fully exposed to the negative basket return and the issuer will pay less than the stated principal amount of the securities at maturity, resulting in a loss to investors on the stated principal amount that is proportionate to the percentage decline in the level of the basket. You may lose some or all of your initial investment. Any payment on the securities is subject to the creditworthiness of the issuer and the guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the securities and you could lose your entire investment.

Trade date	September 28, 2026
Settlement date	September 30, 2026
Final valuation date[1]	November 29, 2027
Maturity date	December 1, 2027
[1]	See page PS-4 for additional details.

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES HAVE THE FULL DOWNSIDE MARKET RISK OF THE BASKET. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND, ACCORDINGLY, MAY HAVE LIMITED OR NO LIQUIDITY.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “SUMMARY RISK FACTORS” BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER “RISK FACTORS RELATING TO THE SECURITIES” BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE VALUE OF, AND THE RETURN ON, YOUR SECURITIES.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.

Security Offering

We are offering Capped GEARS linked to an equally weighted basket of three equity securities. The basket components are listed below and described in more detail beginning on page PS-11 of this pricing supplement. Any return at maturity will be determined by the performance of the basket. The securities are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 securities at the issue price described below.

Basket Components	Basket Weighting	Initial Component Price	Initial Basket Level	Upside Gearing	Maximum Gain	CUSIP/ ISIN
The Goldman Sachs Group, Inc. (Bloomberg ticker: GS)	1/3	$916.28	100.00	3.00	30.00%	17333Y487 / US17333Y4879
JPMorgan Chase & Co. (Bloomberg ticker: JPM)	1/3	$336.59
Morgan Stanley (Bloomberg ticker: MS)	1/3	$193.64

See “Additional Terms Specific to the Securities” in this pricing supplement.  The securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per security	$10.00	$0.20	$9.80
Total	$2,000,000.00	$40,000.00	$1,960,000.00

(1) On the date of this pricing supplement, the estimated value of the securities is $9.689 per security, which is less than the issue price.  The estimated value of the securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) The underwriting discount is $0.20 per security. CGMI, acting as principal, has agreed to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the securities set forth above for $9.80 per security. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities for $9.80 per security. UBS will receive an underwriting discount of $0.20 per security for each security it sells in this offering. UBS proposes to offer the securities to the public at a price of $10.00 per security. For additional information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting discount, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Securities

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company,” and not in this pricing supplement.  It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement. You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-12 dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000095010326002658/dp241929_424b2-ea0212.htm

♦	Prospectus Supplement and Prospectus each dated February 25, 2026:

https://www.sec.gov/Archives/edgar/data/200245/000119312526071985/d53413d424b2.htm

References to “Citigroup Global Markets Holdings Inc.,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries. References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries. In this pricing supplement, “securities” refers to the Capped GEARS Linked to an Equally Weighted Basket of Three Equity Securities that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the securities.

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-5 of this pricing supplement, “The Basket Components” beginning on page PS-11 of this pricing supplement and “Risk Factors Relating to the Securities” beginning on page EA-6 of the accompanying product supplement.

The securities may be suitable for you if, among other considerations:	The securities may not be suitable for you if, among other considerations:

♦	You fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You can tolerate a loss of some or all of your initial investment and are willing to make an investment that has the full downside market risk of an investment in the basket components.

♦	You believe that the level of the basket will increase over the term of the securities and are willing to give up any appreciation in excess of the maximum gain.

♦	You understand and accept that your potential return is limited by the maximum gain and you are willing to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦	You can tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the basket components for the term of the securities.

♦	You understand and accept the risks associated with the basket components.

♦	You are willing and able to hold the securities to maturity, and accept that there may be little or no secondary market for the securities and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the securities.

♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations you might not receive any amounts due to you, including any repayment of the stated principal amount.

♦	You do not fully understand the risks inherent in an investment in the securities, including the risk of loss of your entire initial investment.

♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.

♦	You cannot tolerate a loss of some or all of your initial investment or you are not willing to make an investment that has the full downside market risk of an investment in the basket components.

♦	You believe that the level of the basket will decline during the term of the securities and the final basket level is likely to be below the initial basket level, or you believe the basket will appreciate over the term of the securities by more than the maximum gain.

♦	You seek an investment that participates in the full appreciation of the basket or that has unlimited return potential, or you are unwilling to invest in the securities based on the maximum gain indicated on the cover page hereof.

♦	You cannot tolerate fluctuations in the value of the securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the basket.

♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the basket components for the term of the securities.

♦	You do not understand or accept the risks associated with the basket components.

♦	You are unwilling or unable to hold the securities to maturity, or you seek an investment for which there will be an active secondary market.

♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the securities, including any repayment of the stated principal amount.

Final Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per security
Stated principal amount	$10.00 per security
Term	Approximately 14 months
Trade date	September 28, 2026
Settlement date	September 30, 2026
Final valuation date[1]	November 29, 2027
Maturity date	December 1, 2027
Basket	The securities are linked to an equally weighted basket consisting of the following components and their respective weightings:
Common Stock of The Goldman Sachs Group, Inc.	1/3
Common Stock of JPMorgan Chase & Co.	1/3
Common Stock of Morgan Stanley	1/3
Maximum gain	30.00%
Upside gearing	3.00
Payment at maturity (per $10.00 stated principal amount of securities)

If the basket return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the basket return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

If the basket return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the basket, calculated as follows:

$10.00 × (1 + basket return)

In this scenario, you will be exposed to the full negative basket return, and you will lose some or all of the stated principal amount in an amount proportionate to the percentage decline in the basket.

Basket return	final basket level – initial basket level initial basket level

Initial basket level	100.00
Final basket level	100.00 × (1 + the sum of the weighted basket component returns)
Weighted basket component return	For each basket component, its weighting multiplied by its basket component return
Basket component return	For each basket component: final component price – initial component price initial component price
Initial component price	For each basket component, the closing price of that basket component on the trade date, as set forth on the cover hereof
Final component price	For each basket component, the closing price of that basket component on the final valuation date

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS.  YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT AT MATURITY, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR.  IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

Investment Timeline
Trade date:	The initial underlying price for each basket component is observed and the maximum gain is set.

Maturity date:

The final basket level is determined on the final valuation date and the basket return is calculated.

If the basket return is zero or positive, Citigroup Global Markets Holdings Inc. will pay you a cash payment per $10.00 stated principal amount of securities that provides you with the stated principal amount of $10.00 plus a return equal to the basket return multiplied by the upside gearing, but no more than the maximum gain, calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

If the basket return is negative, Citigroup Global Markets Holdings Inc. will pay you a cash payment at maturity that is less than the stated principal amount of $10.00 per security, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the basket, calculated as follows:

$10.00 × (1 + basket return)

In this scenario, you will be exposed to the full negative basket return, and you will lose some or all of the stated principal amount in an amount proportionate to the percentage decline in the basket.

1	Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities.  The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the basket components.  Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities.  You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The securities differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your securities at maturity. If the final basket level is less than the initial basket level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final basket level is less than the initial basket level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment in the securities.

♦	The securities do not pay interest — Unlike conventional debt securities, the securities do not pay interest or any other amounts prior to maturity. You should not invest in the securities if you seek current income during the term of the securities.

♦	The appreciation potential of the securities is limited by the maximum gain — Your potential total return on the securities at maturity is limited by the maximum gain. As a result, the return on an investment in the securities may be less than the return on a hypothetical direct investment in the basket components. In addition, the maximum gain reduces the effect of the upside gearing for all final basket levels exceeding the final basket level at which, by multiplying the corresponding basket return by the upside gearing, the maximum gain is reached.

♦	The stated payout on the securities applies only if you hold the securities to maturity — If you are able to sell your securities prior to maturity in the secondary market, you may have to sell them at a loss even if the value of the basket has not declined below the initial basket level. You should be willing to hold your securities to maturity.

♦	Investing in the securities is not equivalent to investing in the basket components — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to the basket components.

♦	Your payment at maturity depends on the closing prices of the basket components on a single day — Because your payment at maturity depends on the closing prices of the basket components solely on the final valuation date, you are subject to the risk that the closing prices of the basket components on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing prices of the basket components, you might have achieved better returns.

♦	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the securities will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the securities. As a result, the value of the securities prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the securities.

♦	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

♦	The estimated value of the securities on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the basket components, the correlation among the basket components, dividend yields on the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

♦	The estimated value of the securities would be lower if it were calculated based on our secondary market rate — The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the securities, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

♦	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

♦	The value of the securities prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Securities” below, the payout on the securities could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the securities at issuance and the value of the securities prior to maturity. Accordingly, the value of your securities prior to maturity will fluctuate based on the levels and volatility of the basket components, the correlation among the basket components, the dividend yields on the basket components, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the prices of the basket components may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the potential application of the upside gearing and the downside threshold, only applies if you hold the securities to maturity.

♦	The basket components may offset each other — The performance of one basket component may not correlate with the performance of the other basket components. If one or more basket components appreciate, one or more other basket components may not appreciate as much or may even depreciate. In such event, the appreciation of any appreciating basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the prices of the other basket components.

♦	The basket components may be highly correlated in decline — The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the basket components specifically. If the basket components become correlated in decline, the depreciation of one basket component will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket value to the final basket value.

♦	An investment in the securities is not a diversified investment — The fact that the securities are linked to a basket does not mean that the securities represent a diversified investment. First, although the basket components differ in important respects, all of them represent similar or related industries. Second, the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket components will offset the risk that we and Citigroup Inc. may default on our obligations.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

♦	Our offering of the securities is not a recommendation of the basket components — The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the basket components or in instruments related to the basket components or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the prices of the basket components in a way that has a negative impact on your interests as a holder of the securities.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities — Any such research, opinions or recommendations could affect the prices of the basket components and the value of the securities. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the securities.  Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS or its affiliates may adversely affect the prices of the basket components and may have a negative impact on your interests as a holder of the securities.  Investors should make their own independent investigation of the merits of investing in the securities and the basket components to which the securities are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the securities — We have hedged our exposure under the securities through CGMI or other of our affiliates, who have entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the basket components and may adjust such positions during the term of the securities. It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the securities declines. Our affiliates and UBS and its affiliates may also engage in trading in instruments linked to the basket components on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Such trading and hedging activities may affect the prices of the basket components and reduce the return on your investment in the securities. Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the basket components. By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the securities.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the basket components, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	Even if the basket component pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the securities for any cash dividend paid on the basket component unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the underlying on the date of declaration of the dividend. Any dividend will reduce the closing price of the underlying by the amount of the dividend per share. If the basket component pays any dividend for which an adjustment is not made under the terms of the securities, holders of the securities will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The securities will not be adjusted for all events that could affect the price of the basket component — For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the basket component. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the securities may be adversely affected by such an event in a circumstance in which a direct holder of the basket component would not.

♦	If a basket component is delisted, we may call the securities prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the securities.

♦	The securities may become linked to shares of a company other than the original basket component upon the occurrence of a reorganization event or upon the delisting of the underlying — For example, if the basket component enters into a merger agreement that provides for holders of the basket component to receive stock of another entity, the stock of such other entity will become the basket component for all purposes of the securities upon consummation of the merger. Additionally, if the basket component is delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another basket component to be the underlying. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments,” and “—Delisting of an Underlying Company” in the accompanying product supplement.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities — If certain events occur, such as market disruption events, events with respect to the basket component that may require a dilution adjustment or the delisting of the basket component, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect the payments on the securities. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on the final valuation date, determining whether to postpone the final valuation date;

♦	determining the price of the basket component if the price of the basket component is not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustments to be made to the terms of the securities upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	if a basket component is delisted and we do not exercise our call right, determining whether to select a successor company and, if so, which company to select as the successor company (see “Description of the Securities—Certain Additional Terms for

Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

♦	The U.S. federal tax consequences of an investment in the securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The diagram below illustrates your hypothetical payment at maturity for a range of hypothetical percentage changes from the initial basket level to the final basket level. The diagram below is based on a hypothetical maximum gain of 25.00%.

Investors in the securities will not receive any dividends that may be paid on the basket components. The diagram and examples below do not show any effect of lost dividend yield over the term of the securities. See “Summary Risk Factors—Investing in the securities is not equivalent to investing in the basket components” above.

The following table and hypothetical examples below illustrate the payment at maturity per $10.00 stated principal amount of securities for a hypothetical range of performances for the basket from -100.00% to +100.00%, reflect the initial basket level of 100 and the upside gearing of 3.00 and assume a maximum gain of 25.00%. The actual maximum gain is listed on the cover page of this pricing supplement. The hypothetical payment at maturity examples set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the securities.  The actual payment at maturity will be determined based on the final basket level on the final valuation date.  You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table and in the examples below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Total Return on Securities at Maturity(1)
200.00	100.00%	$12.50	25.00%
190.00	90.00%	$12.50	25.00%
180.00	80.00%	$12.50	25.00%
170.00	70.00%	$12.50	25.00%
160.00	60.00%	$12.50	25.00%
150.00	50.00%	$12.50	25.00%
140.00	40.00%	$12.50	25.00%
130.00	30.00%	$12.50	25.00%
120.00	20.00%	$12.50	25.00%
110.00	10.00%	$12.50	25.00%
108.33	8.33%	$12.50	25.00%
105.00	5.00%	$11.50	15.00%
102.50	2.50%	$10.75	7.50%
100.00	0.00%	$10.00	0.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$8.00	-20.00%
70.00	-30.00%	$7.00	-30.00%
60.00	-40.00%	$6.00	-40.00%
50.00	-50.00%	$5.00	-50.00%

40.00	-60.00%	$4.00	-60.00%
30.00	-70.00%	$3.00	-70.00%
20.00	-80.00%	$2.00	-80.00%
10.00	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

1 The “Total Return on Securities at Maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

Example 1 — The final basket level of 120.00 is greater than the initial basket level of 100.00, resulting in a basket return of 20.00%.  Because the basket return of 20.00% multiplied by the upside gearing of 3.00 is greater than the maximum gain of 25.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to the maximum gain of 25.00%, resulting in a payment at maturity of $12.50 per $10.00 stated principal amount of securities (a total return at maturity of 25.00%*), calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 20.00% × 3.00 and (ii) 25.00%)

$10.00 × (1 + 25.00%) = $12.50

In this example, an investment in the securities would underperform a hypothetical alternative investment providing 1-to-1 exposure to the appreciation of the basket.

Example 2 — The final basket level of 102.50 is greater than the initial basket level of 100.00, resulting in a basket return of 2.50%.  Because the basket return of 2.50% multiplied by the upside gearing of 3.00 is less than the maximum gain of 25.00%, Citigroup Global Markets Holdings Inc. would pay you the stated principal amount plus a return equal to 7.50%, resulting in a payment at maturity of $10.75 per $10.00 stated principal amount of securities (a total return at maturity of 7.50%*), calculated as follows:

$10.00 × (1 + the lesser of (i) basket return × upside gearing and (ii) maximum gain)

$10.00 × (1 + the lesser of (i) 2.50% × 3.00 and (ii) 25.00%)

$10.00 × (1 + (2.50% × 3.00)) = $10.75

Example 3 — The final basket level of 30.00 is less than the initial basket level of 100.00, resulting in a basket return of –70.00%.  Because the basket return is negative, Citigroup Global Markets Holdings Inc. would pay you a payment at maturity of $3.00 per $10.00 stated principal amount of securities (a total return at maturity of –70.00%*), calculated as follows:

$10.00 × (1 + basket return)

$10.00 × (1 + –70.00%)

$10.00 × 30.00% = $3.00

If the final basket level is less than the initial basket level, you will be fully exposed to the negative basket return, resulting in a loss on the stated principal amount that is proportionate to the percentage decline in the level of the basket. Under these circumstances, you will lose some or all of the stated principal amount at maturity. Any payment on the securities, including any repayment of the stated principal amount at maturity, is subject to the creditworthiness of the issuer and the guarantor, and if the issuer and the guarantor were to default on their obligations, you could lose your entire investment.

* The “total return at maturity” is calculated as (a) the payment at maturity per security minus the $10.00 issue price per security divided by (b) the $10.00 issue price per security.

The Basket Components

Because the basket exists solely for purposes of these securities, historical information on the performance of the basket does not exist for dates prior to the trade date for these securities.  The graph below sets forth the hypothetical historical daily prices of the basket for the period from January 4, 2016 to September 28, 2026, assuming that the basket was created on January 4, 2016 with the same basket components and corresponding weights in the basket and with a level of 100 on that date.  The hypothetical performance of the basket is based on the actual closing prices of the basket components on the applicable dates.  We obtained these closing levels from Bloomberg L.P., without independent verification.  Any historical trend in the level of the basket during the period shown below is not an indication of the performance of the basket during the term of the securities.

The Goldman Sachs Group, Inc.

According to its publicly available filings with the SEC, The Goldman Sachs Group, Inc. is a global financial institution that provides a range of financial services to a client base that includes corporations, financial institutions, governments and individuals. Information provided to or filed with the SEC by The Goldman Sachs Group, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 001-14965. The common stock of The Goldman Sachs Group, Inc. (Bloomberg ticker: GS) is listed on the New York Stock Exchange.

Historical Information Regarding the Common Stock of The Goldman Sachs Group, Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of The Goldman Sachs Group, Inc. from January 4, 2016 through September 28, 2026.  The closing price of the common stock of The Goldman Sachs Group, Inc. on September 28, 2026 was $916.28.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of The Goldman Sachs Group, Inc. has experienced significant fluctuations. The historical performance of the common stock of The Goldman Sachs Group, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of The Goldman Sachs Group, Inc. during the term of the notes. We cannot give you assurance that the performance of the common stock of The Goldman Sachs Group, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that The Goldman Sachs Group, Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of The Goldman Sachs Group, Inc.

Quarter Begin	Quarter End	High	Low	Dividends
01/04/16	03/31/16	$177.14	$140.69	$0.65000
04/01/16	06/30/16	$166.98	$139.51	$0.65000
07/01/16	09/30/16	$171.66	$144.45	$0.65000
10/03/16	12/30/16	$243.09	$161.07	$0.65000
01/03/17	03/31/17	$252.89	$225.48	$0.65000
04/03/17	06/30/17	$229.26	$211.26	$0.75000
07/03/17	09/29/17	$237.19	$215.84	$0.75000
10/02/17	12/29/17	$261.01	$235.11	$0.75000
01/02/18	03/29/18	$273.38	$245.26	$0.75000
04/02/18	06/29/18	$259.59	$220.18	$0.80000
07/02/18	09/28/18	$242.60	$220.38	$0.80000
10/01/18	12/31/18	$231.65	$156.35	$0.80000
01/02/19	03/29/19	$202.54	$169.51	$0.80000
04/01/19	06/28/19	$207.90	$182.49	$0.85000
07/01/19	09/30/19	$222.14	$195.56	$1.25000
10/01/19	12/31/19	$231.21	$196.85	$1.25000
01/02/20	03/31/20	$249.72	$134.97	$1.25000
04/01/20	06/30/20	$220.81	$145.29	$1.25000
07/01/20	09/30/20	$216.90	$186.12	$1.25000
10/01/20	12/31/20	$263.71	$189.04	$1.25000
01/04/21	03/31/21	$348.81	$265.00	$1.25000
04/01/21	06/30/21	$391.45	$323.54	$1.25000
07/01/21	09/30/21	$419.69	$354.72	$2.00000
10/01/21	12/31/21	$423.85	$371.61	$2.00000
01/03/22	03/31/22	$407.48	$321.37	$2.00000
04/01/22	06/30/22	$341.06	$279.79	$2.00000

07/01/22	09/30/22	$355.85	$281.59	$2.50000
10/03/22	12/30/22	$388.86	$294.21	$2.50000
01/03/23	03/31/23	$375.10	$303.54	$2.50000
04/03/23	06/30/23	$343.96	$312.36	$2.50000
07/03/23	09/29/23	$358.93	$313.00	$2.75000
10/02/23	12/29/23	$386.41	$289.91	$2.75000
01/02/24	03/28/24	$417.69	$376.91	$2.75000
04/01/24	06/28/24	$470.41	$389.49	$2.75000
07/01/24	09/30/24	$510.25	$459.02	$3.00000
10/01/24	12/31/24	$608.57	$486.10	$3.00000
01/02/25	03/31/25	$672.19	$524.81	$3.00000
04/01/25	06/30/25	$707.75	$462.22	$3.00000
07/01/25	09/30/25	$806.32	$696.56	$4.00000
10/01/25	12/31/25	$911.03	$744.60	$4.00000
01/02/26	03/31/26	$975.86	$782.21	$4.50000
04/01/26	06/30/26	$1,106.37	$860.21	$4.50000
07/01/26	09/28/26*	$1,152.07	$916.28	$0.00000

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2026 includes data for the period from July 1, 2026 through September 28, 2026. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2026.

On July 13, 2026, The Goldman Sachs Group, Inc. declared a cash dividend of $5.00000 per share of common stock payable on September 29, 2026. We make no representation as to the amount of dividends, if any, that may be paid on the underlying shares in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the underlying shares.

The graph below illustrates the performance of the common stock of The Goldman Sachs Group, Inc. from January 4, 2016 through September 28, 2026.  The closing price of the common stock of The Goldman Sachs Group, Inc. on September 28, 2026 was $916.28. We obtained the closing prices of the common stock of The Goldman Sachs Group, Inc. from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the common stock of The Goldman Sachs Group, Inc. should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of The Goldman Sachs Group, Inc. We cannot give you assurance that the performance of the common stock of The Goldman Sachs Group, Inc.  will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

JPMorgan Chase & Co.

According to its publicly available filings with the SEC, JPMorgan Chase & Co. is a financial services firm engaged in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing and asset management. Information provided to or filed with the SEC by JPMorgan Chase & Co. pursuant to the Exchange Act can be located by reference to the SEC file number 001-05805. The common stock of JPMorgan Chase & Co. (Bloomberg ticker: JPM) is listed on the New York Stock Exchange.

Historical Information Regarding the Common Stock of JPMorgan Chase & Co.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of JPMorgan Chase & Co. from January 4, 2016 through September 28, 2026.  The closing price of the common stock of JPMorgan Chase & Co. on September 28, 2026 was $336.59.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of JPMorgan Chase & Co. has experienced significant fluctuations. The historical performance of the common stock of JPMorgan Chase & Co. should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of JPMorgan Chase & Co. during the term of the notes. We cannot give you assurance that the performance of the common stock of JPMorgan Chase & Co. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that JPMorgan Chase & Co. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of JPMorgan Chase & Co.

Quarter Begin	Quarter End	High	Low	Dividends
01/04/16	03/31/16	$63.73	$53.07	$0.44000
04/01/16	06/30/16	$65.81	$57.32	$0.44000
07/01/16	09/30/16	$67.50	$59.55	$0.48000
10/03/16	12/30/16	$87.13	$66.51	$0.48000
01/03/17	03/31/17	$93.60	$83.30	$0.48000
04/03/17	06/30/17	$91.40	$82.15	$0.50000
07/03/17	09/29/17	$95.51	$88.42	$0.50000
10/02/17	12/29/17	$107.83	$95.86	$0.56000
01/02/18	03/29/18	$118.77	$107.01	$0.56000
04/02/18	06/29/18	$114.29	$103.24	$0.56000
07/02/18	09/28/18	$118.63	$103.61	$0.56000
10/01/18	12/31/18	$115.32	$92.14	$0.80000
01/02/19	03/29/19	$107.19	$97.11	$0.80000
04/01/19	06/28/19	$116.12	$104.64	$0.80000
07/01/19	09/30/19	$120.23	$104.80	$0.80000
10/01/19	12/31/19	$139.40	$111.82	$0.90000
01/02/20	03/31/20	$141.09	$79.03	$0.90000
04/01/20	06/30/20	$113.45	$84.03	$0.90000
07/01/20	09/30/20	$103.82	$91.28	$0.90000
10/01/20	12/31/20	$127.07	$96.54	$0.90000
01/04/21	03/31/21	$157.65	$125.65	$0.90000
04/01/21	06/30/21	$166.44	$147.37	$0.90000
07/01/21	09/30/21	$166.98	$146.97	$0.90000
10/01/21	12/31/21	$171.78	$153.94	$1.00000
01/03/22	03/31/22	$168.44	$128.30	$1.00000
04/01/22	06/30/22	$135.91	$112.61	$1.00000
07/01/22	09/30/22	$123.63	$104.50	$1.00000

10/03/22	12/30/22	$138.18	$101.96	$1.00000
01/03/23	03/31/23	$143.80	$124.91	$1.00000
04/03/23	06/30/23	$145.44	$127.47	$1.00000
07/03/23	09/29/23	$158.00	$143.21	$1.00000
10/02/23	12/29/23	$170.30	$135.69	$1.05000
01/02/24	03/28/24	$200.30	$167.09	$1.05000
04/01/24	06/28/24	$204.79	$180.08	$1.15000
07/01/24	09/30/24	$224.80	$194.90	$1.15000
10/01/24	12/31/24	$250.29	$205.23	$1.25000
01/02/25	03/31/25	$279.95	$225.19	$1.25000
04/01/25	06/30/25	$289.91	$210.28	$1.40000
07/01/25	09/30/25	$316.06	$282.78	$1.40000
10/01/25	12/31/25	$329.17	$294.11	$1.50000
01/02/26	03/31/26	$334.61	$282.84	$1.50000
04/01/26	06/30/26	$335.12	$294.60	$1.50000
07/01/26	09/28/26*	$365.18	$330.62	$1.50000
*	As of the date of this pricing supplement, available information for the third calendar quarter of 2026 includes data for the period from July 1, 2026 through September 28, 2026. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2026.

The graph below illustrates the performance of the common stock of JPMorgan Chase & Co. from January 4, 2016 through September 28, 2026.  The closing price of the common stock of JPMorgan Chase & Co. on September 28, 2026 was $336.59. We obtained the closing prices of the common stock of JPMorgan Chase & Co. from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the common stock of JPMorgan Chase & Co. should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of JPMorgan Chase & Co. We cannot give you assurance that the performance of the common stock of JPMorgan Chase & Co. will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

Morgan Stanley

According to its publicly available filings with the SEC, Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, advises, and originates, trades, manages and distributes capital for governments, institutions and individuals. Information provided to or filed with the SEC by Morgan Stanley pursuant to the Exchange Act can be located by reference to the SEC file number 001-11758. The common stock of Morgan Stanley (Bloomberg ticker: MS) is listed on the New York Stock Exchange.

Historical Information Regarding the Common Stock of Morgan Stanley

The following table sets forth, for each of the quarterly periods indicated, the high and low closing prices of, and dividends paid on, the common stock of Morgan Stanley from January 4, 2016 through September 28, 2026.  The closing price of the common stock of Morgan Stanley on September 28, 2026 was $193.64.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Morgan Stanley has experienced significant fluctuations. The historical performance of the common stock of Morgan Stanley should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of the common stock of Morgan Stanley during the term of the notes. We cannot give you assurance that the performance of the common stock of Morgan Stanley will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Morgan Stanley will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Morgan Stanley.

Quarter Begin	Quarter End	High	Low	Dividends
01/04/16	03/31/16	$31.48	$21.69	$0.15000
04/01/16	06/30/16	$27.78	$23.61	$0.15000
07/01/16	09/30/16	$32.24	$25.00	$0.20000
10/03/16	12/30/16	$43.73	$31.73	$0.20000
01/03/17	03/31/17	$46.83	$41.58	$0.20000
04/03/17	06/30/17	$45.72	$40.69	$0.20000
07/03/17	09/29/17	$48.31	$44.01	$0.25000
10/02/17	12/29/17	$53.85	$48.10	$0.25000
01/02/18	03/29/18	$58.91	$51.79	$0.25000
04/02/18	06/29/18	$55.22	$47.19	$0.25000
07/02/18	09/28/18	$51.05	$46.57	$0.30000
10/01/18	12/31/18	$47.27	$37.01	$0.30000
01/02/19	03/29/19	$44.49	$39.68	$0.30000
04/01/19	06/28/19	$48.46	$40.69	$0.30000
07/01/19	09/30/19	$45.74	$39.10	$0.35000
10/01/19	12/31/19	$51.12	$39.82	$0.35000
01/02/20	03/31/20	$57.51	$27.81	$0.35000
04/01/20	06/30/20	$50.40	$31.62	$0.35000
07/01/20	09/30/20	$53.25	$46.42	$0.35000
10/01/20	12/31/20	$68.53	$47.26	$0.35000
01/04/21	03/31/21	$84.34	$67.05	$0.35000
04/01/21	06/30/21	$93.96	$77.29	$0.35000
07/01/21	09/30/21	$105.45	$87.64	$0.70000
10/01/21	12/31/21	$104.66	$94.82	$0.70000
01/03/22	03/31/22	$108.73	$83.31	$0.70000
04/01/22	06/30/22	$90.61	$72.90	$0.70000
07/01/22	09/30/22	$92.02	$74.69	$0.77500
10/03/22	12/30/22	$93.07	$75.30	$0.77500

01/03/23	03/31/23	$100.83	$83.95	$0.77500
04/03/23	06/30/23	$91.12	$81.22	$0.77500
07/03/23	09/29/23	$94.67	$81.65	$0.85000
10/02/23	12/29/23	$93.66	$70.40	$0.85000
01/02/24	03/28/24	$94.16	$83.90	$0.85000
04/01/24	06/28/24	$101.53	$86.19	$0.85000
07/01/24	09/30/24	$106.96	$92.07	$0.92500
10/01/24	12/31/24	$134.99	$104.42	$0.92500
01/02/25	03/31/25	$141.08	$111.68	$0.92500
04/01/25	06/30/25	$140.86	$99.83	$0.92500
07/01/25	09/30/25	$161.16	$139.09	$1.00000
10/01/25	12/31/25	$181.87	$151.86	$1.00000
01/02/26	03/31/26	$191.23	$154.37	$1.00000
04/01/26	06/30/26	$227.09	$165.81	$1.00000
07/01/26	09/28/26*	$228.55	$193.64	$1.15000

*	As of the date of this pricing supplement, available information for the third calendar quarter of 2026 includes data for the period from July 1, 2026 through September 28, 2026. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the third calendar quarter of 2026.

The graph below illustrates the performance of the common stock of Morgan Stanley from January 4, 2016 through September 28, 2026.  The closing price of the common stock of Morgan Stanley on September 28, 2026 was $193.64. We obtained the closing prices of the common stock of Morgan Stanley from Bloomberg, and we have not participated in the preparation of or verified such information.  The historical closing prices of the common stock of Morgan Stanley should not be taken as an indication of future performance and no assurance can be given as to the final underlying price or any future closing price of the common stock of Morgan Stanley. We cannot give you assurance that the performance of the common stock of Morgan Stanley will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the securities, provided that (i) income in respect of the securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2029 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

If withholding tax applies to the securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the securities, will receive an underwriting discount of $0.20 for any security sold in this offering. UBS, as agent for sales of the securities, has agreed to purchase from CGMI, and CGMI has agreed to sell to UBS, all of the securities sold in this offering for $9.80 per security. UBS proposes to offer the securities to the public at a price of $10.00 per security. UBS will receive an underwriting discount of $0.20 for each security it sells to the public. The underwriting discount will be received by UBS and its financial advisers collectively. If all of the securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately seven months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the securities and other factors that cannot be predicted.  However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors — The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been issued by Citigroup Global Markets Holdings Inc. pursuant to the indenture, the trustee and/or paying agent has made, in accordance with instructions from Citigroup Global Markets Holdings Inc., appropriate entries or notations in its records relating to the master global note that represents such securities and such securities have been delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

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